Exhibit 5.1

[Ropes & Gray LLP Letterhead]

July 17, 2006

Dollarama Group L.P. and Dollarama Corporation

5430 Ferrier, Montreal

Québec

Canada H4P 1M2

Re:	Registration Statement on Form S-4
SEC File No. 333-134550

Ladies and Gentlemen:

We have acted as counsel to Dollarama Group L.P. and Dollarama Corporation, (the “Issuers”) in connection with the Registration Statement on Form S-4 (File No. 333-134550), as amended, (the “Registration Statement”) filed by the Issuers and the subsidiary guarantors listed on Schedule I hereto (the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a prospectus (the “Prospectus”) which provides for the issuance by the Issuers in an exchange offer (the “Exchange Offer”) of $200,000,000 aggregate principal amount of 8.875% Senior Subordinated Notes due 2012 (the “Exchange Notes”). The Exchange Notes will be offered by the Issuers in exchange for a like principal amount of the Issuers’ outstanding 8.875% Senior Subordinated Notes due 2012 (the “Original Notes”). The Exchange Notes are to be issued pursuant to an Indenture, dated as of August 12, 2005 (as amended, supplemented or modified through the date hereof, the “Indenture”), among the Issuers, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). Payment of the Exchange Notes will be guaranteed by the Guarantors pursuant to Article 11 of the Indenture and evidenced by a Notation of Guarantee attached to the Exchange Notes (the “Guarantee”).

In connection with this opinion, we have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of documents and records and have made investigation of fact and examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting our investigation, we have relied, without independent verification, on the accuracy of certificates of public officials, officers and representatives of the Issuers, the Guarantors and other appropriate persons.

In rendering the opinions set forth below, we have assumed that the Indenture is the valid and binding obligation of the Trustee.

The opinions expressed herein are limited to matters governed by the laws of the State of New York. Insofar as this opinion involves matters of the laws of the Province of Québec and the federal laws of Canada applicable therein, we have relied on the opinion of Stikeman Elliott LLP dated July 17, 2006, a copy of which we understand you are filing herewith as Exhibit 5.2 to the Registration Statement. Insofar as this opinion involves matters of the laws of the Province of New Brunswick and the federal laws of Canada applicable therein, we have relied on the opinion of Stewart McKelvey dated July 17, 2006, a copy of which we understand you are filing herewith, as Exhibit 5.3 to the Registration Statement.

Based upon the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1. When the Exchange Notes have been duly executed, authenticated and issued in accordance with the provisions of the Indenture and have been delivered against receipt of the Original Notes surrendered in exchange therefor upon completion of the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms.

2. When the Exchange Notes have been duly executed, authenticated and issued in accordance with the provisions of the Indenture and have been delivered against receipt of the Original Notes surrendered in exchange therefor upon completion of the Exchange Offer, and the Guarantees have been duly executed, delivered and attached to the Exchange Notes in accordance with the provisions of the Indenture, the Guarantees will constitute valid and binding obligations of the Guarantors, enforceable against each Guarantor in accordance with their terms.

Dollarama Group L.P.	July 17, 2006
Dollarama Corporation

Our opinions set forth above are subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and secured parties, and (ii) general principles of equity.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the caption “Legal Matters” in the Prospectus. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Ropes & Gray LLP

SCHEDULE I

Guarantors

Dollarama GP Inc.

Dollarama L.P.

Aris Import Inc.